EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN THIRD QUARTER EARNINGS,

SOLID NET INTEREST MARGIN AND STRONG CAPITAL POSITION

WAYNE, NJ – October 27, 2011 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2011 of $35.4 million, or $0.21 per diluted common share, as compared to the third quarter of 2010 earnings of $32.6 million, or $0.19 per diluted common share.

Key highlights for the third quarter:

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Net Interest Income and Margin: Net interest income increased $4.2 million to $121.9 million for the quarter ended September 30, 2011 as compared to $117.7 million for the quarter ended June 30, 2011. On a tax equivalent basis, our net interest margin increased 15 basis points to 3.86 percent in the third quarter of 2011 as compared to 3.71 percent for the second quarter of 2011, and was 8 basis points higher than the 3.78 percent net interest margin for the third quarter of 2010. The increases in the net interest income and margin were mainly due to additional cash flows on covered loan pools and an increase in non-covered loan prepayment fees and recovered interest on non-accrual loans. See the “Net Interest Income and Margin” section below for more details.

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Loan Growth: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $35.1 million to $9.3 billion at September 30, 2011 from June 30, 2011. Our commercial real estate and residential mortgage loans grew by $38.3 million and $25.2 million, or 4.4 percent and 4.7 percent, respectively, on an annualized basis, during the third quarter of 2011. However, auto, construction and home equity loans continued to decline during the third quarter. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $282.4 million, or 2.9 percent of our total loans, at September 30, 2011 as compared to $308.4 million at June 30, 2011 mainly due to normal payment activity.

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Asset Quality: Total loans past due 30 days or more were 1.73 percent of the loan portfolio at September 30, 2011 compared to 1.66 percent at June 30, 2011. Total non-accrual loans were $107.7 million, or 1.12 percent of our entire loan portfolio of $9.6 billion, at September 30, 2011. The residential mortgage and home equity loan portfolios totaling approximately 23,000 individual loans had only 269 loans past due 30 days or more at September 30, 2011. At September 30, 2011, residential mortgage and home equity loans delinquent 30 days or more totaled $47.6 million, or 1.80 percent of the $2.7 billion in total loans within these categories. See “Credit Quality” section below for more details.

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

•

Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit increased to $7.8 million for the third quarter of 2011 as compared to $6.8 million for the second quarter of 2011 and declined from $9.3 million for the third quarter of 2010. Net loan charge-offs on non-covered loans declined to $4.8 million for the three months ended September 30, 2011 compared to $6.2 million for the second quarter of 2011 and $6.1 million for the third quarter of 2010. At September 30, 2011, our allowance for losses on non-covered loans and unfunded letters of credit totaled $125.1 million and was 1.34 percent of non-covered loans, as compared to 1.32 percent and 1.28 percent at June 30, 2011 and September 30, 2010, respectively.

•

Allowance for Losses on Covered Loans: Our allowance for losses on covered loans totaled $12.6 million at September 30, 2011 as compared to $18.7 million at June 30, 2011 and was reduced by loan charge-offs totaling $6.1 million in impaired loan pools during the third quarter of 2011.

•

Change in FDIC Loss-Share Receivable: We recognized a $1.6 million reduction in non-interest income during the third quarter of 2011 due to a decrease in our FDIC loss-share receivable primarily caused by a $2.9 million adjustment attributable to the effect of increased cash flows from certain covered loan pools in excess of originally forecasted cash flows, all of which is recognized on a prospective basis. The $2.9 million adjustment was partially offset by income from reimbursable expenses under the loss sharing agreements and accretion of the receivable discount recorded upon acquisition.

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Other Intangible Assets: We recognized a $1.6 million ($0.01 per common share) impairment charge on certain loan servicing rights during the third quarter of 2011 as compared to an $810 thousand charge in the third quarter of 2010. The impairment charges are mainly the result of higher expected prepayments caused by the low interest rate environment. Loan servicing rights totaled $10.4 million at September 30, 2011, net of a $2.6 million valuation allowance.

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Trading Mark to Market Impact on Earnings: Net income for the third quarter of 2011 included net trading gains of $776 thousand (less than $0.01 per common share) as compared to net trading losses of $2.6 million ($0.01 per common share) for the third quarter of 2010. Trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 12.65 percent, 10.82 percent, and 8.10 percent, respectively, at September 30, 2011.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Given the current sluggish operating environment, we believe our performance continued to be very solid during the third quarter. Overall, our loan growth remained somewhat tempered by the weakened economy, as well as our decision to sell approximately 45 percent of our new and renewed residential mortgage originations during the quarter. Our very successful one price mortgage refinancing program continues to be one of several bright spots in our operations and especially for our refinance customers who have benefited from significant cost savings on their mortgage loans in this low rate environment.

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

As previously announced in April 2011, we entered into a merger agreement with State Bancorp, Inc. and its principal subsidiary, State Bank of Long Island with approximately $1.6 billion in assets and a 17 branch network. We are excited about the merger’s potential to expand the Valley brand into this attractive new market and build new customer relationships in these communities. The Office of the Comptroller of the Currency and the Federal Reserve Bank of New York have granted their approval of the merger. We anticipate the closing of the merger to occur after the close of business on December 31, 2011 with an effective date of January 1, 2012, contingent upon receiving the approval of the State Bancorp shareholders, the purchase from the Treasury Department of State Bancorp’s Series A Preferred Stock and other customary closing conditions.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $123.6 million for the third quarter of 2011, a $4.6 million increase from the second quarter of 2011 and an increase of $4.4 million from the third quarter of 2010. The linked quarter increase was mainly driven by higher interest income on loans, which included the effect of additional cash flows on covered loan pools totaling $3.9 million and an increase in non-covered loan prepayment fees and interest received in the payoff of a non-accrual construction loan totaling a combined $2.1 million in the third quarter of 2011. The increase in interest income on loans was partially offset by lower interest income on investment securities caused by a decline in average taxable investments and a slight decrease in the yield on such securities.

The net interest margin on a tax equivalent basis was 3.86 percent for the third quarter of 2011, an increase of 15 basis points from 3.71 percent in the linked second quarter of 2011, and an 8 basis point increase from 3.78 percent for the quarter ended September 30, 2010. The yield on average interest earning assets increased by 14 basis points on a linked quarter basis mainly as a result of a higher yield on average loans due to the aforementioned increases in interest income, partially offset by both a decrease in average taxable investments and the yield on such investments. The cost of average interest bearing liabilities declined one basis point from the second quarter of 2011 mainly due to a three basis point decrease in the cost of average long-term borrowings caused, in part, by the maturity of $90 million in FHLB borrowings during late April 2011 and a decline in average interest-bearing deposits. Our cost of total deposits was 0.71 percent for the third quarter of 2011 compared to 0.72 percent for the three months ended June 30, 2011.

Although our net interest margin experienced growth during the third quarter of 2011 primarily due to the infrequent loan income items described above, we believe our margin will continue to face strong headwinds into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns. During the third quarter of 2011, we reduced the interest rates on many of our deposit products, including time deposits, and we have yet to fully realize the benefits of these recent reductions. We believe these actions and other asset/liability strategies will partially temper the negative impact of the current interest rate environment.

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

Credit Quality

Total loan delinquencies as a percentage of total loans were 1.73 percent at September 30, 2011 as compared to 1.66 percent at June 30, 2011 and 1.70 percent at September 30, 2010. With a non-covered loan portfolio totaling $9.3 billion, net loan charge-offs on non-covered loans for the third quarter of 2011 totaled $4.8 million as compared to $6.2 million for the second quarter of 2011 and $6.1 million for the third quarter of 2010. Charge-offs on loans in our impaired covered loan pools totaled $6.1 million and $639 thousand for the third and second quarters of 2011, respectively, and are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at September 30, 2011, June 30, 2011 and September 30, 2010:

	September 30, 2011		June 30, 2011		September 30, 2010
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$62,717	3.44%	$59,919	3.28%	$55,346	3.03%

Commercial real estate loans:
Commercial real estate	20,079	0.58%	18,310	0.53%	15,980	0.47%
Construction	14,614	3.53%	13,863	3.35%	14,485	3.29%

Total commercial real estate loans	34,693	0.89%	32,173	0.82%	30,465	0.79%

Residential mortgage loans	10,158	0.47%	10,913	0.51%	8,196	0.43%

Consumer loans:
Home equity	2,794	0.58%	2,791	0.58%	1,628	0.31%
Auto and other consumer	7,297	0.79%	8,284	0.90%	11,952	1.24%

Total consumer loans	10,091	0.72%	11,075	0.79%	13,580	0.91%

Covered loans	12,587	4.08%	18,719	6.07%	—	0.00%
Unallocated	7,455	NA	8,094	NA	8,128	NA

Allowance for credit losses	$137,701	1.44%	$140,893	1.47%	$115,715	1.23%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $122.6 million, or 1.26 percent of loans and NPAs at September 30, 2011 compared to $125.5 million, or 1.29 percent of loans and NPAs at June 30, 2011. The $2.9 million decrease in non-performing assets was mostly due to a $4.5 million payoff of one non-accrual construction loan during the third quarter, partially offset by moderate increases in non-accrual commercial and industrial, residential mortgage, and consumer loans.

Non-accrual loans decreased $6.1 million to $107.7 million at September 30, 2011 as compared to $113.8 million at June 30, 2011 mainly due to the aforementioned $4.5 million construction loan payoff, and the transfer to OREO of a $3.5 million commercial property collateralizing a construction loan. Although the timing of collection is uncertain, management believes that most of the non-

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $170.4 million at September 30, 2011 and had $19.8 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 13 commercial and residential properties) and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $14.9 million at September 30, 2011 as compared to $11.7 million at June 30, 2011.

Loans past due 90 days or more and still accruing increased $1.2 million to $3.9 million, or 0.04 percent of total loans at September 30, 2011 compared to $2.7 million, or 0.03 percent at June 30, 2011 primarily due to the addition of one performing, but matured construction loan totaling $2.2 million, partly offset by a decline in commercial real estate loans within this delinquency category.

Loans past due 30 to 89 days increased $11.3 million to $54.1 million at September 30, 2011 compared to June 30, 2011 primarily due to the inclusion of two potential problem loans totaling $12.6 million within the commercial real estate portfolio. Potential problem loans are performing loans about which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms and which may result in a loan becoming non-performing. Our decision to characterize such performing loans as potential problem loans does not necessarily mean that management expects losses to occur, but that management recognizes potential problem loans carry a higher probability of default. Of the $12.6 million, an immaterial amount is estimated to be at risk after collateral values and guarantees are taken into consideration.

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $103.7 million at September 30, 2011 and consisted of 58 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 50 loans totaling $101.4 million at June 30, 2011. On an aggregate basis, the $103.7 million in performing TDRs at September 30, 2011 had a modified weighted average interest rate of approximately 5.14 percent as compared to a pre-modification weighted average interest rate of 6.07 percent. During the third quarter of 2011, we adopted the provisions of Accounting Standard’s Update No. 2011-02, “Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The adoption did not materially impact the number of TDRs identified by us, or the specific reserves for such loans included in our allowance for loan losses at September 30, 2011.

Loans and Deposits

Total loans moderately increased by $9.1 million as compared to June 30, 2011 and remained at approximately $9.6 billion as of September 30, 2011. See discussion below for a complete analysis of the change in mix between each loan category.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $35.1 million, or 1.5 percent on an annualized basis, to approximately $9.3 billion at September 30, 2011 from June 30, 2011. The linked quarter increase was mainly comprised of increases in commercial real estate, residential mortgage, and commercial and

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

industrial loans of $38.3 million, $25.2 million and $7.4 million, respectively, partially offset by decreases of $22.0 million and $12.8 million in automobile and construction loans, respectively. Commercial real estate loans continued to increase quarter over quarter due to our stronger business emphasis on co-op and multifamily loan lending in our primary markets during the first nine months of 2011, as well as a slight increase in new loan demand mainly from our current borrowers. Residential mortgage loans increased due to the continued success of our $499 refinance program (including our television and radio ad campaigns) and the current low level of market interest rates. During the third quarter of 2011, we originated over $225 million in new and refinanced residential mortgage loans and retained approximately 55 percent of these loans in our loan portfolio at September 30, 2011. Commercial and industrial loans remained relatively unchanged as soft loan demand coupled with strong competition for quality credits challenged loan growth in this category during the quarter. Automobile loan balances have continued to decline due to several factors, including our high credit standards, acceptable loan to collateral value levels, and high unemployment levels. Additionally, in an attempt to build market share, some large competitors continue to offer rates and terms that we have elected not to match. These factors may continue to constrain the levels of our auto loan originations during the fourth quarter of 2011 and the foreseeable future. Construction loans also continue to paydown as loan demand has remained tepid due to the current state of the U.S. economy and housing markets.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $282.4 million at September 30, 2011 as compared to $308.4 million at June 30, 2011. These loans are accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we will reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received on those loan pools. During the third and second quarters of 2011, we reduced our FDIC loss-share receivable by $2.9 million each period due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period.

Deposits. Total deposits decreased $86.1 million to approximately $9.6 billion at September 30, 2011 from June 30, 2011. Time deposits decreased $133.6 million during the third quarter mainly due to lower interest rates offered on our shorter term certificate of deposit products. Non-interest bearing deposits increased $51.6 million as compared to June 30, 2011 mainly due to general increases in both commercial and retail deposits. Savings, NOW and money market deposits totaled approximately $4.3 billion at September 30, 2011 and remained relatively unchanged from June 30, 2011.

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

Non-Interest Income

Third quarter of 2011 compared with third quarter of 2010

Non-interest income for the third quarter of 2011 increased $2.9 million to $20.2 million as compared to $17.3 million for the same period of 2010. Net trading gains increased to $776 thousand for the third quarter of 2011 as compared to a net trading loss of $2.6 million for the third quarter of 2010 mainly due to non-cash mark to market losses on our trust preferred debentures carried at fair value. Net gains on sales of loans also increased $1.3 million to $2.9 million for the third quarter of 2011 as compared to the third quarter of 2010 mainly due to higher sales volumes of our new and refinanced residential mortgage loan originations. However, the change in the FDIC loss-share receivable resulted in a $1.6 million reduction in non-interest income as compared to the third quarter of 2010 mainly due to the effect of better than originally expected cash flows on certain covered loan pools, partially offset by income from reimbursable expenses under the loss sharing agreements and accretion of the receivable discount recognized on the FDIC-assisted transaction dates.

Third quarter of 2011 compared with second quarter of 2011

Non-interest income for the third quarter of 2011 decreased $13.3 million from $33.5 million for the quarter ended June 30, 2011. Net gains on securities transactions decreased $15.6 million from $16.5 million during the second quarter of 2011 to $863 thousand in the third quarter. During the second quarter of 2011, we elected to sell $253.0 million in residential mortgage-backed securities issued by government agencies, perpetual preferred securities issued by Freddie Mac and Fannie Mae, and U.S. Treasury securities classified as available for sale. We reinvested the net proceeds mainly in Ginnie Mae mortgage-backed securities, which are fully guaranteed by the federal government and do not require related regulatory capital to be held by our bank subsidiary. Net trading gains increased $1.8 million from a net trading loss of $1.0 million for the second quarter of 2011 mainly due to non-cash mark to market gains in the third quarter on our trust preferred debentures carried at fair value. Net gains on sales of loans also increased $1.3 million from $1.6 million in the second quarter of 2011 mainly due to higher sales volumes as we held a lower percentage of our new and refinanced residential mortgage loan originations for investment.

Non-Interest Expense

Third quarter of 2011 compared with third quarter of 2010

Non-interest expense increased $6.4 million to $85.3 million for the three months ended September 30, 2011 from $78.9 million for the same period of 2010. Other non-interest expense increased $1.6 million to $12.3 million largely due to an increase in OREO and other expenses related to assets acquired in the two FDIC-assisted transactions in March 2010. Salary and employee benefits expense also increased $1.6 million to $45.1 million for the three months ended September 30, 2011 mainly due to normal annual increases in salary expense, higher major medical expense, and an increase in stock-based compensation expense mostly related to accelerated expensing of stock awards to retirement eligible employees. Advertising expense increased $1.4 million to $2.2 million for the third quarter of 2011 mainly due to an increase in promotional campaigns, including television and radio. Professional and legal fees increased $1.2 million to $3.7 million for the three months ended September

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

30, 2011 primarily due to increases in legal expenses related to assets acquired in the FDIC-assisted transactions, as well as expenses related to our pending acquisition of State Bancorp, Inc. and other general corporate matters.

Third quarter of 2011 compared with second quarter of 2011

Non-interest expense increased by $2.2 million from $83.1 million for the linked quarter ended June 30, 2011. Amortization of other intangible assets increased approximately $1.6 million due to our recognition of a $1.6 million impairment charge on certain loan servicing rights during the third quarter of 2011 as compared to a $49 thousand net valuation allowance recovery on the fair value of previously impaired loan servicing rights during the second quarter of 2011. The impairment charge was mainly the result of higher expected prepayments caused by the low interest rate environment. Salary and employee benefit expense increased $1.0 million from $44.1 million for the second quarter of 2011 mainly due to an increase in stock-based compensation expense mostly related to accelerated expensing of stock awards to retirement eligible employees and higher major medical insurance expense.

Income Tax Expense

Income tax expense was $13.7 million for the three months ended September 30, 2011, reflecting an effective tax rate of 27.9 percent, compared with $14.2 million for the third quarter of 2010, reflecting an effective tax rate of 30.3 percent. The effective tax rate decreased by 2.4 percent to 27.9 percent for the third quarter of 2011 largely due to our increased and planned investment in additional tax credits during 2011.

Income tax expense was $56.0 million for the nine months ended September 30, 2011, reflecting an effective tax rate of 34.0 percent, compared with $40.4 million for the same period of 2010, reflecting an effective tax rate of 30.3 percent. The effective tax rate increased by 3.7 percent to 34.0 percent for the nine months ended September 30, 2011, largely due to a one-time tax provision of $8.5 million related to a change in tax law during the second quarter of 2011, partially offset by our increased and planned investment in additional tax credits during 2011.

For the fourth quarter of 2011, we anticipate that our effective tax rate will approximate 29 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 197 branches in 135 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call the local 24/7 Customer Service at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued weakness or unexpected decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area;

•	other-than-temporary impairment charges on our investment securities;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

Valley National Bancorp (NYSE: VLY)

2011 Third Quarter Earnings

October 27, 2011

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of acquisitions will not be fully realized, including lower than expected cash flows from covered loan pools acquired in FDIC-assisted transactions;

•

failure to obtain shareholder approval for the merger of State Bancorp with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation, the purchase from the United States Department of the Treasury of each share of State Bancorp’s Series A Preferred Stock issued under the Treasury’s Capital Purchase Program; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and our Form 10-Q/A for such period. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
($ in thousands, except for share data)	2011	2011	2010	2011	2010

FINANCIAL DATA:
Net interest income	$121,935	$117,670	$117,734	$356,497	$349,611
Net interest income - FTE (4)	123,611	118,979	119,212	360,833	353,863
Non-interest income (2)	20,203	33,535	17,328	98,525	55,481
Non-interest expense	85,302	83,080	78,947	252,211	237,274
Income tax expense	13,696	25,205	14,168	56,004	40,449
Net income	35,357	36,894	32,639	108,836	93,012
Weighted average number of common shares outstanding: (5)
Basic	170,007,399	169,843,354	169,177,275	169,841,859	169,007,369
Diluted	170,007,983	169,852,912	169,178,469	169,846,010	169,008,779
Per common share data: (5)
Basic earnings	$0.21	$0.22	$0.19	$0.64	$0.55
Diluted earnings	0.21	0.22	0.19	0.64	0.55
Cash dividends declared	0.17	0.17	0.17	0.52	0.52
Book value	7.69	7.72	7.55	7.69	7.55
Tangible book value (1)	5.69	5.71	5.56	5.69	5.56
Tangible common equity to tangible assets (1)	6.96%	6.86%	6.84%	6.96%	6.84%
Closing stock price - high	$14.09	$13.72	$14.17	$14.20	$15.19
Closing stock price - low	9.89	12.82	11.83	9.89	11.83

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$35,357	$36,894	$32,639	$109,353	$95,917
Basic earnings per share, as adjusted	0.21	0.22	0.19	0.64	0.57
Diluted earnings per share, as adjusted	0.21	0.22	0.19	0.64	0.57

FINANCIAL RATIOS:					`
Net interest margin	3.80%	3.67%	3.73%	3.71%	3.67%
Net interest margin - FTE (4)	3.86	3.71	3.78	3.76	3.72
Annualized return on average assets	0.99	1.03	0.93	1.02	0.88
Annualized return on average shareholders’ equity	10.74	11.24	10.24	11.07	9.80
Annualized return on average tangible shareholders’ equity (1)	14.52	15.22	13.86	14.99	13.26
Efficiency ratio (6)	60.01	54.95	58.45	55.43	58.57

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.99%	1.03%	0.93%	1.02%	0.91%
Annualized return on average shareholders’ equity as adjusted	10.74	11.24	10.24	11.12	10.11
Annualized return on average tangible shareholders’ equity, as adjusted	14.52	15.22	13.86	15.07	13.67
Efficiency ratio, as adjusted	60.01	54.95	58.45	55.33	57.91

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,283,783	$14,275,283	$14,050,659	$14,258,029	$14,125,719
Interest earning assets	12,821,312	12,828,039	12,615,556	12,803,553	12,699,554
Loans	9,642,366	9,619,959	9,474,723	9,574,183	9,480,609
Interest bearing liabilities	10,295,144	10,348,181	10,302,898	10,331,193	10,413,462
Deposits	9,788,550	9,802,061	9,454,380	9,705,926	9,523,414
Shareholders’ equity	1,316,733	1,312,501	1,274,742	1,310,750	1,264,926

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2011	2011	2010	2010
BALANCE SHEET ITEMS:
Assets	$14,231,155	$14,469,776	14,143,826	$14,087,611
Total loans	9,600,087	9,591,023	9,365,795	9,431,697
Non-covered loans	9,317,691	9,282,599	9,009,140	9,054,661
Deposits	9,620,339	9,706,447	9,363,614	9,268,703
Shareholders’ equity	1,307,102	1,311,218	1,295,205	1,278,019

CAPITAL RATIOS:
Tier 1 leverage ratio	8.10%	8.37%	8.31%	8.27%
Risk-based capital - Tier 1	10.82	11.07	10.94	10.73
Risk-based capital - Total Capital	12.65	13.09	12.91	12.58

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2011	2011	2010	2011	2010
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$140,893	$141,722	$112,504	$126,504	$103,655
Loans charged-off: (3)
Commercial and industrial	(9,297)	(3,056)	(3,223)	(19,025)	(13,882)
Commercial real estate	(719)	(3,631)	(307)	(5,173)	(1,723)
Construction	(520)	—	(5)	(520)	(424)
Residential mortgage	(269)	(443)	(844)	(1,495)	(3,011)
Consumer	(1,251)	(1,355)	(2,485)	(4,364)	(8,873)

Total loans charged-off	(12,056)	(8,485)	(6,864)	(30,577)	(27,913)

Charged-off loans recovered:
Commercial and industrial	559	741	187	1,748	3,317
Commercial real estate	2	5	19	28	139
Construction	—	197	—	197	—
Residential mortgage	16	69	28	106	80
Consumer	504	618	533	1,724	2,080

Total loans recovered	1,081	1,630	767	3,803	5,616

Net charge-offs	(10,975)	(6,855)	(6,097)	(26,774)	(22,297)
Provision charged for credit losses	7,783	6,026	9,308	37,971	34,357

Ending balance - Allowance for credit losses	$137,701	$140,893	$115,715	$137,701	$115,715

Components of allowance for credit losses:
Allowance for non-covered loans	$122,775	$119,907	$113,786	$122,775	$113,786
Allowance for covered loans	12,587	18,719	—	12,587	—

Allowance for loan losses	135,362	138,626	113,786	135,362	113,786
Allowance for unfunded letters of credit	2,339	2,267	1,929	2,339	1,929

Allowance for credit losses	$137,701	$140,893	$115,715	$137,701	$115,715

Components of provision for credit losses:
Provision for losses on non-covered loans	$7,711	$6,422	$9,238	$19,338	$34,093
Provision for losses on covered loans	—	(788)	—	18,094	—
Provision for unfunded letters of credit	72	392	70	539	264

Provision for credit losses	$7,783	$6,026	$9,308	$37,971	$34,357

Annualized ratio of net charge-offs of non-covered loans to average loans	0.20%	0.26%	0.26%	0.21%	0.31%
Annualized ratio of total net charge-offs to average loans	0.46	0.29	0.26	0.37	0.31
Allowance for non-covered loan losses as a % of non-covered loans	1.32	1.29	1.26	1.32	1.26
Allowance for credit losses asa % of total loans	1.43	1.47	1.23	1.43	1.23

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	September 30,	June 30,	December 31,	September 30,
($ in thousands)	2011	2011	2010	2010
ASSET QUALITY (NON-COVERED ASSETS): (7)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$9,866	$10,915	$13,852	$9,917
Commercial real estate	22,220	7,710	14,563	7,281
Construction	—	1,710	2,804	3,750
Residential mortgage	12,556	13,819	12,682	13,426
Consumer	9,456	8,661	14,638	15,937

Total 30 to 89 days past due	54,098	42,815	58,539	50,311
90 or more days past due:
Commercial and industrial	164	12	12	722
Commercial real estate	268	1,682	—	1,424
Construction	2,216	—	196	—
Residential mortgage	721	687	1,556	1,297
Consumer	483	319	723	924

Total 90 or more days past due	3,852	2,700	2,487	4,367

Total accruing past due loans	$57,950	$45,515	$61,026	$54,678

Non-accrual loans:
Commercial and industrial	$16,737	$15,882	$13,721	$16,967
Commercial real estate	41,453	43,041	32,981	29,833
Construction	14,449	22,004	27,312	29,535
Residential mortgage	31,401	29,815	28,494	27,198
Consumer	3,645	3,009	2,547	2,069

Total non-accrual loans	107,685	113,751	105,055	105,602
Other real estate owned (8)	14,091	10,797	10,498	4,698
Other repossessed assets	822	929	1,707	1,849

Total non-performing assets (“NPAs”)	$122,598	$125,477	$117,260	$112,149

Performing troubled debt restructured loans	$103,690	$101,444	$89,696	$48,229
Total non-accrual loans as a % of loans	1.12%	1.19%	1.12%	1.12%
Total NPAs as a % of loans and NPAs	1.26	1.29	1.24	1.18
Total accruing past due and non-accrual loans as a % of loans (8)	1.73	1.66	1.77	1.70
Allowance for losses on non-covered loans as a % of non-accrual loans	114.01	105.41	112.63	107.75

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2011	2011	2010	2011	2010
Tangible book value per common share:
Common shares outstanding	170,025,364	169,851,372	169,179,574	170,025,364	169,179,574

Shareholders’ equity	$1,307,102	$1,311,218	$1,278,019	$1,307,102	$1,278,019
Less: Goodwill and other intangible assets	(339,850)	(341,893)	(337,431)	(339,850)	(337,431)

Tangible shareholders’ equity	$967,252	$969,325	$940,588	$967,252	$940,588
Tangible book value	$5.69	$5.71	$5.56	$5.69	$5.56

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
($ in thousands, except for share data)	2011	2011	2010	2011	2010

Annualized return on average tangible equity:
Net income	$35,357	$36,894	$32,639	$108,836	$93,012

Average shareholders’ equity	1,316,733	1,312,501	1,274,742	1,310,750	1,264,926
Less: Average goodwill and other intangible assets	(342,506)	(342,590)	(333,091)	(342,996)	(329,647)

Average tangible shareholders’ equity	$974,227	$969,911	$941,651	$967,754	$935,279
Annualized return on average tangible shareholders’ equity	14.52%	15.22%	13.86%	14.99%	13.26%

Adjusted net income available to common stockholders:
Net income, as reported	$35,357	$36,894	$32,639	$108,836	$93,012
Net impairment losses on securities recognized in earnings (net of tax)	—	—	—	517	2,905

Net income, as adjusted	35,357	36,894	32,639	109,353	95,917

Adjusted per common share data:
Net income, as adjusted	$35,357	$36,894	$32,639	$109,353	$95,917
Average number of basic shares outstanding	170,007,399	169,843,354	169,177,275	169,841,859	169,007,369
Basic earnings, as adjusted	$0.21	$0.22	$0.19	$0.64	$0.57
Average number of diluted shares outstanding	170,007,983	169,852,912	169,178,469	169,846,010	169,008,779
Diluted earnings, as adjusted	$0.21	$0.22	$0.19	$0.64	$0.57

Adjusted annualized return on average assets:
Net income, as adjusted	$35,357	$36,894	$32,639	$109,353	$95,917
Average assets	14,283,783	14,275,283	14,050,659	14,258,029	14,125,719
Annualized return on average assets, as adjusted	0.99%	1.03%	0.93%	1.02%	0.91%

Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$35,357	$36,894	$32,639	$109,353	$95,917
Average shareholders’ equity	1,316,733	1,312,501	1,274,742	1,310,750	1,264,926
Annualized return on average shareholders’ equity, as adjusted	10.74%	11.24%	10.24%	11.12%	10.11%

Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$35,357	$36,894	$32,639	$109,353	$95,917
Average tangible shareholders’ equity	974,227	969,911	941,651	967,754	935,279
Annualized return on average tangible shareholders’ equity, as adjusted	14.52%	15.22%	13.86%	15.07%	13.67%

Adjusted efficiency ratio:
Non-interest expense	$85,302	$83,080	$78,947	$252,211	$237,274

Net interest income	121,935	117,670	117,734	356,497	349,611
Non-interest income	20,203	33,535	17,328	98,525	55,481
Add: Net impairment losses on securities recognized in earnings	—	—	—	825	4,642

Gross operating income, as adjusted	$142,138	$151,205	$135,062	$455,847	$409,734
Efficiency ratio, as adjusted	60.01%	54.95%	58.45%	55.33%	57.91%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$967,252	$969,325	$940,588	$967,252	$940,588

Total assets	14,231,155	14,469,776	14,087,611	14,231,155	14,087,611
Less: Goodwill and other intangible assets	(339,850)	(341,893)	(337,431)	(339,850)	(337,431)

Tangible assets	$13,891,305	$14,127,883	$13,750,180	$13,891,305	$13,750,180
Tangible common equity to tangible assets	6.96%	6.86%	6.84%	6.96%	6.84%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2011	2011	2010	2011	2010
(2) Non-interest income includes net trading gains (losses):
Trading securities	$136	$(106)	$(517)	$523	$(862)
Junior subordinated debentures	640	(942)	(2,110)	2,587	(3,957)

Total trading gains (losses), net	$776	$(1,048)	$(2,627)	$3,110	$(4,819)

(3) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$(6,131)	$(639)	$—	$(11,736)	$—
Commercial real estate	—	—	—	(38)	—
Construction	—	—	—	—	—
Residential mortgage	—	—	—	(110)	—

Total covered loans charged-off	$(6,131)	$(639)	$—	$(11,884)	$—

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend issued on May 20, 2011.
(6)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. These loans are accounted for on a pool basis.
(8)

Excludes OREOs that is related to the Liberty Pointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $6.2 million, $6.7 million $7.8 million and $12.5 million at September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010, respectively, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$354,625	$302,629
Interest bearing deposits with banks	40,603	63,657
Investment securities:
Held to maturity, fair value of $2,100,562 at September 30, 2011 and $1,898,872 at December 31, 2010	2,084,446	1,923,993
Available for sale	770,142	1,035,282
Trading securities	21,446	31,894

Total investment securities	2,876,034	2,991,169

Loans held for sale, at fair value	34,350	58,958

Non-covered loans	9,317,691	9,009,140
Covered loans	282,396	356,655
Less: Allowance for loan losses	(135,362)	(124,704)

Net loans	9,464,725	9,241,091

Premises and equipment, net	265,294	265,570
Bank owned life insurance	305,142	304,956
Accrued interest receivable	62,516	59,126
Due from customers on acceptances outstanding	6,916	6,028
FDIC loss-share receivable	78,602	89,359
Goodwill	317,962	317,891
Other intangible assets, net	21,888	25,650
Other assets	402,498	417,742

Total Assets	$14,231,155	$14,143,826

Liabilities
Deposits:
Non-interest bearing	$2,613,128	$2,524,299
Interest bearing:
Savings, NOW and money market	4,312,605	4,106,464
Time	2,694,606	2,732,851

Total deposits	9,620,339	9,363,614

Short-term borrowings	222,574	192,318
Long-term borrowings	2,727,290	2,933,858
Junior subordinated debentures issued to capital trusts (includes fair value of $159,147 at September 30, 2011 and $161,734 at December 31, 2010 for VNB Capital Trust I)	184,283	186,922
Bank acceptances outstanding	6,916	6,028
Accrued expenses and other liabilities	162,651	165,881

Total Liabilities	12,924,053	12,848,621

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 220,974,508 shares; issued 170,146,143 shares at September 30, 2011 and 170,131,085 shares at December 31, 2010	59,919	57,041
Surplus	1,177,701	1,178,325
Retained earnings	96,101	79,803
Accumulated other comprehensive loss	(23,802)	(5,719)
Treasury stock, at cost (120,779 common shares at September 30, 2011 and 597,459 common shares at December 31, 2010)	(2,817)	(14,245)

Total Shareholders’ Equity	1,307,102	1,295,205

Total Liabilities and Shareholders’ Equity	$14,231,155	$14,143,826

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$140,303	$137,742	$409,010	409,531
Interest and dividends on investment securities:
Taxable	26,552	28,361	84,734	88,861
Tax-exempt	3,109	2,743	8,043	7,886
Dividends	1,565	1,679	5,212	5,153
Interest on federal funds sold and other short-term investments	110	61	253	291

Total interest income	171,639	170,586	507,252	511,722

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,961	4,711	14,722	14,384
Time	12,424	13,233	37,206	43,551
Interest on short-term borrowings	293	334	910	995
Interest on long-term borrowings and junior subordinated debentures	32,026	34,574	97,917	103,181

Total interest expense	49,704	52,852	150,755	162,111

Net Interest Income	121,935	117,734	356,497	349,611
Provision for losses on non-covered loans and unfunded letters of credit	7,783	9,308	19,877	34,357
Provision for losses on covered loans	—	—	18,094	—

Net Interest Income After Provision for Credit Losses	114,152	108,426	318,526	315,254

Non-Interest Income
Trust and investment services	1,769	1,930	5,744	5,752
Insurance commissions	3,416	2,561	11,496	8,417
Service charges on deposit accounts	5,616	6,562	16,908	19,487
Gains on securities transactions, net	863	112	20,034	4,631
Other-than-temporary impairment losses on securities	—	—	—	(1,393)
Portion recognized in other comprehensive income (before taxes)	—	—	(825)	(3,249)

Net impairment losses on securities recognized in earnings	—	—	(825)	(4,642)
Trading gains (losses), net	776	(2,627)	3,110	(4,819)
Fees from loan servicing	989	1,187	3,356	3,634
Gains on sales of loans, net	2,890	1,548	8,060	5,087
Gains on sales of assets, net	179	78	382	382
Bank owned life insurance	1,989	1,697	5,575	5,008
Change in FDIC loss-share receivable	(1,577)	—	11,989	—
Other	3,293	4,280	12,696	12,544

Total non-interest income	20,203	17,328	98,525	55,481

Non-Interest Expense
Salary and employee benefits expense	45,125	43,566	133,359	130,774
Net occupancy and equipment expense	15,656	15,241	48,309	47,270
FDIC insurance assessment	2,993	3,497	9,624	10,473
Amortization of other intangible assets	3,351	2,602	7,109	6,747
Professional and legal fees	3,666	2,460	10,459	7,192
Advertising	2,185	826	6,370	2,849
Other	12,326	10,755	36,981	31,969

Total non-interest expense	85,302	78,947	252,211	237,274

Income Before Income Taxes	49,053	46,807	164,840	133,461
Income tax expense	13,696	14,168	56,004	40,449

Net Income	$35,357	$32,639	$108,836	$93,012

Earnings Per Common Share*:
Basic	$0.21	$0.19	$0.64	$0.55
Diluted	0.21	0.19	0.64	0.55
Cash Dividends Declared per Common Share*	0.17	0.17	0.52	0.52
Weighted Average Number of Common Shares Outstanding*:
Basic	170,007,399	169,177,275	169,841,859	169,007,369
Diluted	170,007,983	169,178,469	169,846,010	169,008,779

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	09/30/2011	06/30/2011	03/31/2011	12/31/2010	09/30/2010
Non-covered Loans
Commercial and industrial	$1,833,211	$1,825,782	$1,859,626	$1,825,066	$1,824,014
Commercial real estate:
Commercial real estate	3,524,891	3,486,597	3,457,768	3,378,252	3,406,089
Construction	401,166	413,951	418,304	428,232	440,929

Total commercial real estate	3,926,057	3,900,548	3,876,072	3,806,484	3,847,018
Residential mortgage	2,172,601	2,147,362	2,047,898	1,925,430	1,890,439
Consumer:
Home equity	477,517	484,812	492,328	512,745	531,168
Automobile	785,443	807,489	827,485	850,801	877,298
Other consumer	122,862	116,606	106,184	88,614	84,724

Total consumer loans	1,385,822	1,408,907	1,425,997	1,452,160	1,493,190

Total non-covered loans	$9,317,691	$9,282,599	$9,209,593	$9,009,140	$9,054,661

Covered loans*	282,396	308,424	336,576	356,655	377,036

Total loans	$9,600,087	$9,591,023	$9,546,169	$9,365,795	$9,431,697

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 09/30/2011			Quarter End - 06/30/2011			Quarter End - 03/31/2011			Quarter End - 12/31/2010			Quarter End - 09/30/2010
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$9,642,366	$140,305	5.82%	$9,619,959	$135,085	5.62%	$9,458,201	$133,625	5.65%	$9,458,332	$133,480	5.64%	$9,474,723	$137,744	5.82%
Taxable investments (3)	2,537,173	28,117	4.43%	2,698,706	30,193	4.48%	2,823,185	31,636	4.48%	2,567,952	29,007	4.52%	2,610,933	30,040	4.60%
Tax-exempt investments (1)(3)	464,873	4,783	4.12%	372,002	3,737	4.02%	400,049	3,854	3.85%	401,511	3,815	3.80%	433,559	4,219	3.89%
Federal funds sold and other interest bearing deposits	176,900	110	0.25%	137,372	88	0.26%	79,208	55	0.28%	193,212	125	0.26%	96,341	61	0.25%

Total interest earning assets	12,821,312	173,315	5.41%	12,828,039	169,103	5.27%	12,760,643	169,170	5.30%	12,621,007	166,427	5.27%	12,615,556	172,064	5.46%

Other assets	1,462,471			1,447,244			1,453,613			1,478,972			1,435,103

Total assets	$14,283,783			$14,275,283			$14,214,256			$14,099,979			$14,050,659

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,395,239	$4,961	0.45%	$4,431,929	$5,082	0.46%	$4,303,555	$4,679	0.43%	$4,198,511	$4,742	0.45%	$4,270,386	$4,711	0.44%
Time deposits	2,782,254	12,424	1.79%	2,815,223	12,616	1.79%	2,731,981	12,166	1.78%	2,693,056	12,247	1.82%	2,761,018	13,233	1.92%
Short-term borrowings	175,636	293	0.67%	167,864	276	0.66%	241,786	341	0.56%	207,027	350	0.68%	198,938	334	0.67%
Long-term borrowings (4)	2,942,015	32,026	4.35%	2,933,165	32,150	4.38%	3,073,543	33,741	4.39%	3,118,510	34,610	4.44%	3,072,556	34,574	4.50%

Total interest bearing liabilities	10,295,144	49,704	1.93%	10,348,181	50,124	1.94%	10,350,865	50,927	1.97%	10,217,104	51,949	2.03%	10,302,898	52,852	2.05%

Non-interest bearing deposits	2,611,057			2,554,909			2,488,726			2,529,687			2,422,976
Other liabilities	60,849			59,692			71,802			65,048			50,043
Shareholders’ equity	1,316,733			1,312,501			1,302,863			1,288,140			1,274,742

Total liabilities and shareholders’ equity	$14,283,783			$14,275,283			$14,214,256			$14,099,979			$14,050,659

Net interest income/interest rate spread (5)		$123,611	3.48%		$118,979	3.33%		$118,243	3.33%		$114,478	3.24%		$119,212	3.41%
Tax equivalent adjustment		(1,676)			(1,309)			(1,351)			(1,337)			(1,478)

Net interest income, as reported		$121,935			$117,670			$116,892			$113,141			$117,734

Net interest margin (6)			3.80%			3.67%			3.66%			3.59%			3.73%
Tax equivalent effect			0.06%			0.04%			0.05%			0.04%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.86%			3.71%			3.71%			3.63%			3.78%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.